Exhibit 10.14

RESTRICTED STOCK EQUIVALENT AWARD AGREEMENT

In consideration of the mutual covenants contained herein, Energizer Holdings, Inc. (“Company”), and _____________ (“Recipient”) hereby agree as follows:

ARTICLE I - COMPANY COVENANTS

Company hereby covenants:

1.	Award.

The Company, pursuant to its Equity Incentive Plan (the “Plan”), grants to Recipient a Restricted Stock Equivalent Award of 5,589 restricted common stock equivalents (“Equivalents”). This Award Agreement is subject to the provisions of the Plan and to the following terms and conditions.

2.	Vesting; Payment.

The Equivalents granted to Recipient will vest on July 8, 2018, subject to the provisions of this Award Agreement (such date is hereinafter referred to as the “Vesting/Payment Date”).

Upon vesting, each vested Equivalent will convert, at that time into one share of the Company’s $.01 par value Common Stock (“Common Stock”), which will be issued to the Recipient on, or as soon as practicable after, the Vesting/Payment Date, but not later than December 31st of the year in which the Vesting/Payment Date occurs.

3.	Additional Cash Payment.

Additional cash payments equal to the amount of dividends, if any, which would have been paid to the Recipient had shares of Common Stock been issued in lieu of the Equivalents, as well as any cash dividend for which the record date has passed but the payment date has not yet occurred, will be paid on or after the Vesting/Payment Date, but not later than the December 31st of the year in which the Vesting/Payment Date occurs. No interest shall be included in the calculation of such additional cash payment.

4.	Acceleration.

Notwithstanding the provisions of paragraph 2 above, all Equivalents credited to the Recipient will immediately vest, convert into shares of Common Stock and be paid to the Recipient, his or her designated beneficiary, or his or her legal representative, in accordance with the terms of the Plan, in the event of:

(a)    the Recipient’s death;
(b)    the Recipient’s Disability; or
(c)    a Change of Control of the Company.

In the event of acceleration because of the occurrence of one of the first two events above, the shares of Common Stock into which the Equivalents convert will be issued, and related payments, if any, shall be paid, no later than the later of (i) the 15th day of the third calendar month following such event, or (ii) a date after such event, but not later than the December 31st immediately following such event. In the event of acceleration because of the occurrence of a Change of Control of the Company, the shares of Common Stock into which the Equivalents convert will be issued, and related payments, if any, shall be paid, no later than the later of (i) the 15th day of the third calendar month following the Change of Control, or (ii) a date after the Change of Control, but not later than the December 31st immediately following the Change of Control.

5.	Forfeiture.

All rights in and to any and all Equivalents granted pursuant to this Award Agreement, and to any shares of Common Stock into which they would convert, which have not vested as described in paragraphs 2 or 4 above, shall be forfeited upon the Recipient’s voluntary or involuntary termination of service on the Board as a director.

6.	Shareholder Rights; Adjustment of Equivalents.

Recipient shall not be entitled, prior to the conversion of Equivalents into shares of Common Stock, to any rights as a shareholder with respect to such shares of Common Stock, including the right to vote, sell, pledge, transfer or otherwise dispose of the shares. Recipient shall, however, have the right to designate a beneficiary to receive such shares of Common Stock under this Award Agreement, subject to the provisions of Section V of the Plan. The number of Equivalents credited to Recipient may be adjusted, in the sole discretion of the Nominating and Executive Compensation Committee of the Company’s Board of Directors, in accordance with the provisions of Section VI(F) of the Plan.

7.	Other.

The Company reserves the right, as determined by the Committee, to convert this Award Agreement to a substantially equivalent award and to make any other modification it may consider necessary or advisable to comply with any applicable law or governmental regulation, or to preserve the tax deductibility of any payments hereunder.

8.	Definitions.

Affiliates shall mean all entities within the controlled group that includes the Company, as defined in Code Sections 414(b) and 414(c) and the regulations thereunder, provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in such definition.
Change of Control shall mean the following:

(a)    The acquisition by one person, or more than one person acting as a group, of ownership of stock (including Common Stock) of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. Notwithstanding the above, if any person or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons will not constitute a Change of Control; or

(b)    A majority of the members of the Company’s Board of Directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election.

Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

This definition of Change of Control shall be interpreted in accordance with, and in a manner that will bring the definition into compliance with, the regulations under Section 409A of the Internal Revenue Code.

Disability shall mean such term as defined for purposes of Code Section 409A and in accordance with regulations and other guidance promulgated thereunder.

ARTICLE II - OTHER AGREEMENTS

1.	Governing Law.

All questions pertaining to the validity, construction, execution, and performance of this Award Agreement shall be construed in accordance with, and be governed by, the laws of the State of Missouri, without giving effect to the choice of law principles thereof.

2.	Notices.

Any notices necessary or required to be given under this Award Agreement shall be sufficiently given if in writing, and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to the last known addresses of the parties hereto, or to such other address or addresses as any of the parties shall have specified in writing to the other party hereto.

3.	Entire Agreement.

This Award Agreement constitutes the entire agreement of the parties hereto with respect to the matters contained herein, and no modification, amendment, or waiver of any of the provision of this Award Agreement shall be effective unless in writing and signed by all parties hereto. This Award Agreement constitutes the only agreement between the parties hereto with respect to the matters herein contained.

4.	Waiver.

No change or modification of this Award Agreement shall be valid unless the same is in writing and signed by all the parties hereto. No waiver of any provision of this Award Agreement shall be valid unless in writing and signed by the party against whom it is sought to be enforced.

5.	Counterparts; Effect of Recipient’s Signature.

This Award Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart. The provisions of this Award Agreement shall not be valid and in effect until such execution by both parties. By the execution of this Award Agreement, Recipient signifies that Recipient has fully read, completely understands, and voluntarily agrees with this Award Agreement consisting of four (4) pages and knowingly and voluntarily accepts all of its terms and conditions.

6.	Effective Date.

This Award Agreement shall be deemed to be effective as of the date executed.

IN WITNESS WHEREOF, the Company duly executed this Award Agreement as of July 8, 2015, and Recipient duly executed it as of ________________________, 2015.

ACKNOWLEDGED AND ACCEPTED:        ENERGIZER HOLDINGS, INC.

            By: __________________________                    ______________________________
Recipient                         Alan R. Hoskins
Chief Executive Officer